News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2026 RESULTS

Tampa, FL — October 19, 2026. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2026.

Highlights

Third Quarter
•Diluted earnings per share of $2.08 versus $1.85 in 2025
•Adjusted diluted earnings per share increased 7% to $2.39 compared to $2.24 in 2025
•Global beverage can volumes increased 6%
•Net leverage ratio of 2.5x adjusted EBITDA

2026 Outlook
•Full year guidance range for adjusted diluted earnings per share is $8.35 to $8.45 with adjusted free cash flow of at least $950 million

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, "The Company performed well during the third quarter, continuing its pace for another exceptional year in 2026. Robust global beverage can volumes helped offset the majority of rising input cost pressures. Global beverage can shipments advanced by more than 6% in the quarter, driven by double-digit gains in Asia, a 6% increase in North America and 4% growth across Europe.

"The outlook for continued long-term growth of beverage can demand remains robust as customers and consumers increasingly recognize aluminum cans as the most sustainable and responsible packaging choice. Cans continue to be the preferred format for brands across both alcoholic and non-alcoholic beverage categories, including many new product introductions worldwide. Previously announced capacity expansion projects in Brazil, Greece and Spain are on plan and will support continued customer needs. During September, groundbreaking commenced on the construction of a beverage can plant in the northern Indian state of Uttar Pradesh, marking Crown's entry into one of the world's fastest growing beverage markets with commercial start-up expected in the first quarter of 2028.

"During the quarter, the Company repurchased $81 million of its common stock and has acquired nearly 6% of its outstanding shares over the past twelve months. We remain confident in the Company’s long-term prospects and in our ability to generate significant free cash flow. We remain steadfast in our approach to balanced capital allocation, with investment in attractive organic growth opportunities and returns to shareholders supported by our strong balance sheet."

Net sales in the third quarter were $3,711 million compared to $3,202 million in the third quarter of 2025 reflecting higher global beverage can shipments and the pass-through of $405 million in higher material costs.

Income from operations was $442 million in the third quarter of 2026 compared to $423 million in the third quarter of 2025. Segment income in the third quarter of 2026 was $484 million compared to $490 million in the prior year third quarter, as the contribution from higher global beverage can shipments was offset by input cost inflation.

Net income attributable to Crown Holdings in the third quarter of 2026 was $225 million compared to $214 million in the third quarter of 2025. Reported diluted earnings per share were $2.08 in the third quarter of 2026 compared to $1.85 in 2025 and adjusted diluted earnings per share were $2.39 compared to $2.24 in 2025.

Nine Month Results
Net sales for the first nine months of 2026 were $10,638 million compared to $9,238 million in the first nine months of 2025, reflecting the pass-through of $1,034 million in higher material costs, higher global beverage can shipments and favorable foreign currency translation of $102.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Income from operations was $1,271 million in the first nine months of 2026 compared to $1,179 million in the first nine months of 2025. Segment income in the first nine months of 2026 was $1,390 million compared to $1,364 million in the prior year period driven by 6% higher global beverage can shipments partially offset by input cost inflation.

Net income attributable to Crown Holdings in the first nine months of 2026 was $645 million compared to $588 million in the first nine months of 2025. Reported diluted earnings per share were $5.85 compared to $5.06 in 2025. Adjusted diluted earnings per share were $6.72 compared to $6.05 in 2025.

Outlook
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, commented, "With our strong year-to-date performance and continued cash generation, Crown is on track to deliver another year of solid earnings and free cash flow. We expect full year adjusted diluted earnings per share to be in the range of $8.35 to $8.45 and adjusted free cash flow to be at least $950 million after capital spending of approximately $550 million. We expect fourth quarter adjusted diluted earnings per share to be in the range of $1.63 to $1.73. With our strong balance sheet and net leverage of 2.5 times, we remain well positioned to invest in attractive organic growth opportunities and return capital to shareholders."

Non-GAAP Measures
Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, adjusted free cash flow, the adjusted effective tax rates and adjusted net leverage ratio for the fourth quarter and full year of 2026 to estimated diluted earnings per share, operating cash flow, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share, the adjusted effective tax rates and adjusted net leverage ratio, and could have a significant impact on earnings per share, the effective tax rate and income from operations on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, October 20, 2026, at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 27, 2026. The telephone numbers for the replay are 203-369-0896 or toll free 866-427-6407.

Cautionary Note Regarding Forward-Looking Statements

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Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including expected levels of capital expenditures, free cash flow and earnings; the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain, including any impact of the ongoing Middle East conflict; the Company’s ability to complete the projects in Brazil, Greece, Spain and Northern India; the future impact of currency translation; the continuation of performance and market trends in 2026, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy and transportation prices and the Company’s ability to recover raw material and other inflationary costs, including tariffs and retaliatory trade measures; future demand for food cans; the Company’s ability to deliver continuous operational improvement and future demand in the Transit Packaging segment that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2025 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$3,711	$3,202	$10,638	$9,238

Cost of products sold	2,987	2,478	8,522	7,176
Depreciation and amortization	115	116	349	340
Selling and administrative expense	159	155	484	468
Restructuring and other	8	30	12	75
Income from operations (1)	442	423	1,271	1,179
Loss on debt extinguishment			3	1
Other pension and postretirement	5	5	15	9
Foreign exchange	2	8	2	19
Earnings before interest and taxes	435	410	1,251	1,150
Interest expense	97	101	299	303
Interest income	(10)	(13)	(36)	(40)
Income from operations before income taxes	348	322	988	887
Provision for income taxes	89	84	248	208
Equity earnings	2	1	3	3
Net income	261	239	743	682
Net income attributable to noncontrolling interests	36	25	98	94
Net income attributable to Crown Holdings	$225	$214	$645	$588

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$2.09	$1.86	$5.88	$5.08
Diluted	$2.08	$1.85	$5.85	$5.06

Weighted average common shares outstanding:
Basic	107,783,638	115,243,289	109,692,830	115,743,257
Diluted	108,322,780	115,701,558	110,277,803	116,220,619
Actual common shares outstanding at quarter end	108,051,952	115,347,894	108,051,952	115,347,894

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income

The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Income from operations	$442	$423	$1,271	$1,179
Intangibles amortization	34	37	107	110
Restructuring and other	8	30	12	75
Segment income	$484	$490	$1,390	$1,364

Segment Information

Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Americas Beverage	$1,700	$1,417	$4,929	$4,142
European Beverage	772	658	2,095	1,805
Asia Pacific	321	259	955	794
Transit Packaging	520	517	1,553	1,525
Other (1)	398	351	1,106	972
Total net sales	$3,711	$3,202	$10,638	$9,238

Segment Income

Americas Beverage	$259	$255	$734	$759
European Beverage	109	109	302	273
Asia Pacific	46	44	151	141
Transit Packaging	60	70	181	202
Other (1)	51	51	150	115
Corporate and other unallocated items	(41)	(39)	(128)	(126)
Total segment income	$484	$490	$1,390	$1,364

(1) Includes the Company’s North America tinplate businesses: food can, aerosol can and closures, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026		2025		2026		2025
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$225	$2.08	$214	$1.85	$645	$5.85	$588	$5.06
Intangibles amortization (1)	34	0.31	37	0.32	107	0.97	110	0.95
Restructuring and other (2)	8	0.07	30	0.26	12	0.11	75	0.64
Loss on debt extinguishment					3	0.03	1	0.01
Other pension and postretirement (3)							(5)	(0.04)
Income taxes (4)	(8)	(0.07)	(14)	(0.12)	(25)	(0.23)	(58)	(0.50)
Noncontrolling interests (5)			(8)	(0.07)	(1)	(0.01)	(8)	(0.07)
Adjusted net income/diluted earnings per share	$259	$2.39	$259	$2.24	$741	$6.72	$703	$6.05

Effective tax rate as reported	25.6%		26.1%		25.1%		23.4%

Adjusted effective tax rate	24.9%		25.2%		24.6%		24.9%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the third quarter and first nine months of 2026, the Company recorded charges of $34 million ($27 million net of tax) and $107 million ($83 million net of tax) for intangibles amortization arising from prior acquisitions. In the third quarter and first nine months of 2025, the Company recorded charges of $37 million ($28 million net of tax) and $110 million ($84 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the third quarter and first nine months of 2026, the Company recorded net restructuring and other charges of $8 million ($7 million net of tax) and $12 million ($12 million net of tax). In the third quarter and first nine months of 2025, the Company recorded net restructuring and other charges of $30 million ($30 million net of tax) and $75 million ($70 million net of tax) primarily related to asset impairment charges in Asia Pacific, severance costs in the Transit Packaging segment and a reserve for a legal dispute.

(3)In the third quarter of 2025, the Company recorded a pension settlement gain of $5 million ($4 million net of tax), related to repayment of the contribution the Company made in 2021 to settle the U.K. defined pension plan.

(4)The Company recorded income tax benefits of $8 million and $25 million in the third quarter and first nine months of 2026, primarily related to the items described above. The Company recorded income tax benefits of $14 million and $58 million in the third quarter and first nine months of 2025, primarily related to an income tax benefit of $22 million from an internal reorganization in the first quarter of 2025 and the items described above.

(5)In the first nine months of 2026 and the third quarter and first nine months of 2025, the Company recorded noncontrolling interest related to the items described above.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
September 30,	2026	2025
Assets
Current assets
Cash and cash equivalents	$629	$1,172
Receivables, net	2,116	1,738
Inventories	1,861	1,651
Prepaid expenses and other current assets	309	220
Total current assets	4,915	4,781

Goodwill and intangible assets, net	3,948	4,133
Property, plant and equipment, net	5,215	5,032
Other non-current assets	545	607
Total assets	$14,623	$14,553

Liabilities and equity
Current liabilities
Short-term debt	$15	$142
Current maturities of long-term debt	127	472
Accounts payable and accrued liabilities	4,176	3,525
Total current liabilities	4,318	4,139

Long-term debt, excluding current maturities	5,711	5,775
Other non-current liabilities	1,133	1,140

Noncontrolling interests	526	483
Crown Holdings shareholders’ equity	2,935	3,016
Total equity	3,461	3,499
Total liabilities and equity	$14,623	$14,553

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine Months Ended September 30,	2026	2025

Cash flows from operating activities
Net income	$743	$682
Depreciation and amortization	349	340
Restructuring and other	12	75
Pension and postretirement expense	30	24
Pension contributions	(4)	21
Stock-based compensation	34	37
Loss on debt extinguishment	3	1
Working capital changes and other	(102)	(137)

Net cash provided by operating activities	1,065	1,043

Cash flows from investing activities
Capital expenditures	(310)	(181)
Other	9	60

Net cash used for investing activities	(301)	(121)

Cash flows from financing activities
Net change in debt	(10)	(172)
Bond issuance costs	(13)	(10)
Dividends paid to shareholders	(115)	(90)
Common stock repurchased	(598)	(314)
Dividends paid to noncontrolling interests	(51)	(84)
Other, net (1)	(101)	(10)

Net cash used for financing activities	(888)	(680)

Effect of exchange rate changes on cash and cash equivalents	7	20

Net change in cash and cash equivalents	(117)	262
Cash and cash equivalents at January 1	879	1,016

Cash, cash equivalents and restricted cash at September 30 (2)	$762	$1,278

(1)Primarily consists of payments for assets financed in 2025.
(2)Cash and cash equivalents include $133 million and $106 million of restricted cash at September 30, 2026 and 2025.

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash used for operating activities to adjusted free cash flow for the three and nine months ended September 30, 2026 and 2025 follows.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$406	$580	$1,065	$1,043
Interest included in investing activities (3)		12	16	25
Capital expenditures	(107)	(92)	(310)	(181)
Adjusted free cash flow	$299	$500	$771	$887
(3)Interest benefit of cross currency swaps included in investing activities.

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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended September 30, 2026		Nine Months Ended September 30, 2026
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$4	$(2)	$20	$(5)
European Beverage	(2)		50	8
Asia Pacific			11	1
Transit Packaging	(6)	(1)	19	4
Corporate and Other			2
	$(4)	$(3)	$102	$8

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	September YTD 2026	September YTD 2025	Full Year 2025	Twelve Months Ended September 30, 2026
Income from operations	$1,271	$1,179	$1,553	$1,645
Add:
Intangibles amortization	107	110	148	145
Restructuring and other	12	75	83	20
Segment income	1,390	1,364	1,784	1,810
Depreciation	242	230	308	320
Adjusted EBITDA	$1,632	$1,594	$2,092	$2,130

Total debt			$5,964	$5,853
Less cash			764	629
Net debt			$5,200	$5,224

Adjusted net leverage ratio			2.5x	2.5x